UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2019

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-35570	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226
(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On May 15, 2019, Chanticleer Holdings Inc. (“Chanticleer” or the “Company”) issued a press release announcing its financial results for the first quarter of 2019. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Chanticleer will host a webcast and conference call on Monday, May 15, 2019 at 4:30 p.m. ET.

To access the call, dial 1-877-407-0784 approximately five minutes prior to the scheduled start time. International callers please dial 1-201-689-8560. To access the webcast, log into the following link: http://public.viavid.com/index.php?id=134580

A replay of the teleconference will be available until June 15, 2019 and may be accessed by dialing 1-844-512-2921. International callers may dial 1-412-317-6671. Callers should use conference PIN: 13690808.

Use of Non-GAAP Measures

Chanticleer Holdings, Inc. prepares its condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding Adjusted EBITDA and Restaurant EBITDA, which differ from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, Adjusted EBITDA also excludes pre-opening and closing costs for our restaurants, non-cash expenses, transaction and severance related expenses, change in fair value of derivative liability and other income and expenses.

In addition, Restaurant EBITDA also excludes management fee income, franchise revenue and general and administrative expenses. Adjusted EBITDA and restaurant EBITDA are not measures of performance defined in accordance with GAAP. However, adjusted EBITDA and restaurant EBITDA are used internally in planning and evaluating the company’s operating performance and by the Company’s creditors. Accordingly, management believes that disclosure of these metrics offers investors, bankers and other stakeholders an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

Adjusted EBITDA and Restaurant EBITDA should not be considered as alternatives to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net income (loss) to Adjusted EBITDA and Restaurant EBITDA is included in the accompanying financial schedules.

For further information, please refer to Chanticleer’s Quarterly Report on Form 10-Q to be filed with the SEC on or about May 15, 2019, available online at www.sec.gov.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2019, the Board of Directors of the Company appointed Frederick L. Glick, age 54, the Company’s current President, to serve as director, expanding the board to eight seats.

Mr. Glick was appointed to serve as President effective November 16, 2018.

Mr. Glick was the Vice President of Brewery Restaurants for the Karl Strauss Brewing Company brand in San Diego, California from 2013 to the present. Prior, from 2008 to 2013, Mr. Glick was the VP of Operations for Phil’s BBQ in San Diego, California. From 1991 to 2008, Mr. Glick was the President, CEO, Operating Partner of Hootwine, Inc., a Hooters franchise, in Oceanside, California. Mr. Glick graduated with a B.S. in Business Administration from Lehigh University in 1986. Each year, Mr. Glick volunteers with local service and charitable organizations and serves on the state board of directors of the California Restaurant Association and CRAF (California Restaurant Association Foundation).

There are no arrangements or understandings between the newly appointed director and any other persons pursuant to which he was appointed director. There are no family relationships between the newly appointed director and Chanticleer’s other directors or executive officers. There are no current or proposed transactions in which the newly appointed director has a direct or indirect material interest in which Chanticleer is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of Chanticleer’s total assets at year-end for the last two completed fiscal years.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1 Press release of Chanticleer Holdings Inc. dated May 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc.,
a Delaware corporation
(Registrant)

Date: May 15, 2019	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer